UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934


Date of Report (date of earliest event reported): July 20, 1997


Commission File No. 1-12575


UTAH MEDICAL PRODUCTS, INC.
(Exact name of Registrant as specified in its charter)


             UTAH                            87-0342734
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)


7043 South 300 West
Midvale, Utah  84047
Address of principal executive offices


Registrant's telephone number:   (801) 566-1200


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

a) On July 20, 1997, Utah Medical Products, Inc. ("UM" or "the Company") and Columbia Medical & Surgical, Inc. (CMI) entered into a purchase agreement under which UM purchased all of the common shares of CMI, a privately held corporation located in Redmond, Oregon. CMI is the leading manufacturer and marketer of vacuum-assisted obstetrical delivery systems in the U.S. UM is the leading manufacturer and marketer of intrauterine pressure monitoring catheters used by obstetricians during higher risk childbirths.

Operative vaginal deliveries provide knowledgeable physicians with an alternative to C-section intervention. In operative vaginal deliveries, either forceps or a vacuum-assisted extraction system are used to deliver a baby. UM estimates that vacuum-assisted extraction, now the preferred approach, is presently used for about 8-10% of all U.S. births. Columbia Medical estimates it has achieved a 50% share of the market for vacuum-assisted products, a large component of which are disposable extraction cups. Although vacuum extraction historically has enjoyed even greater acceptance overseas than in the U.S., Columbia Medical does not have significant sales outside the U.S.

Over a sixteen year period, CMI and its owners, Larry Smith and Emily Smith, developed a profitable and stable business which has resulted in predictable demand for its recognized quality niche products. In addition to the vacuum-assist obstetrics products, CMI has a line of urology devices, and maintains a specialized subcontract injection molding operation for other companies in the region.

Columbia's operations are located in a 20,000 square foot leased manufacturing and administrative facility in Redmond, Oregon. Capabilities include plastic and rubber injection molding, assembly, testing and advanced packaging in clean room conditions. It has approximately 45 employees. Its products have been sold through manufacturers representatives and will now be sold primarily, in the U.S., by UM's own sales representatives.

The purchase price was approximately $8.1 million, including consideration for patent rights and noncom petition agreements, paid in cash to Columbia's two prior owners, Larry and Emily Smith. The acquisition will be considered a purchase for accounting purposes. A $10,000,000 unsecured revolving promissory note with First Security Bank, along with the Company's own cash, were used for the purchase.

b) Plant, equipment and other physical property acquired through this transaction were primarily used prior to this transaction by CMI for the development, manufacturing, marketing and sales of medical devices. UM intends to continue such use of the plant, equipment and other physical property.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

a) Financial statements required by this item will be filed by amendment as soon as practicable, but no later than October 3, 1997.

b) Pro-forma financial statements required by this item will be filed by amendment as soon as practicable, but no later than October 3, 1997.

c)   Exhibits

              SEC
Exhibit #  Reference #   Title of Document
   1           2         Stock Purchase Agreement, dated as
                         of July 20, 1997 between Utah
                         Medical Products, Inc. and Columbia
                         Medical & Surgical, Inc.*

*To be filed by amendment.



SIGNATURES

Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               UTAH MEDICAL PRODUCTS, INC.
                               REGISTRANT

Date:  8/4/97                  By:  /s/ Kevin L. Cornwell
                                  Kevin L. Cornwell
                                  CEO and CFO